SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): April 10, 2009

AARON RENTS, INC.
(Exact name of Registrant as Specified in its Charter)

Georgia	1-13941	58-0687630

(State or other Jurisdiction of	(Commission File	(IRS Employer
Incorporation)	Number)	Identification No.)

309 E. Paces Ferry Road, N.E.
Atlanta, Georgia	30305-2377

(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (404) 231-0011
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     The Board of Directors of Aaron Rents, Inc. (the “Company”) previously adopted the Aaron Rents, Inc. 2001 Stock Option and Incentive Award Plan (the “2001 Stock Award Plan”) on March 13, 2001, and the Company’s shareholders approved the 2001 Stock Award Plan at the annual meeting on May 1, 2001. The Board subsequently adopted amendments to the 2001 Stock Award Plan, including an amendment to increase the number of shares authorized for issuance under the 2001 Stock Award Plan by five million shares, subject to shareholder approval.
     The Board of Directors unanimously adopted a comprehensive amendment and restatement of the 2001 Stock Option and Incentive Award Plan (the “Restated 2001 Stock Award Plan”) on February 24, 2009, subject to shareholder approval. The Board has submitted the Restated 2001 Stock Award Plan for approval by the Company’s shareholders at the Company’s annual meeting on May 5, 2009. The Restated 2001 Stock Award Plan, if approved by the shareholders, will be effective as of February 24, 2009, and will remain in effect until February 23, 2019, unless it is terminated by the Board at an earlier date.
     The following description of certain material features of the Restated 2001 Stock Award Plan is a summary and is qualified in its entirety by reference to the full text of the Restated 2001 Stock Award Plan, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
Description of the Restated 2001 Stock Award Plan
     Awards granted under the Restated 2001 Stock Award Plan may be “incentive stock options” (“ISOs”), as defined in Section 422 of the Code; “nonqualified stock options” (“NQSOs”); shares of the Company’s Common Stock, or units which represent the right to obtain shares of Common Stock, which may be nontransferable and/or forfeitable under restrictions, terms and conditions set forth in the award agreement (“restricted stock” or “stock awards,” or in the case of units, “restricted stock units” or “RSUs”); stock appreciation rights (“SARs”); performance shares; or performance units. ISOs may be granted only to employees of the Company, including officers. All other stock incentives, including NQSOs, may be granted to any person employed by or performing services for the Company, including non-employee directors, independent contractors, consultants and advisors who provide certain bona fide services to the Company.
     The Compensation Committee of the Board of Directors (the “Committee”) or its designee has the right to set the terms and conditions of grants and awards, including the term, exercise price, vesting conditions (including vesting based on the Company’s performance or upon share price performance), and consequences of termination of employment; to select the persons who receive such grants and awards; and to interpret and administer the Restated 2001 Stock Award Plan. The number of shares of Common Stock with respect to which awards may be granted under the Restated 2001 Stock Award Plan is a maximum of 7,850,000 shares (an increase of five million shares from the number of shares previously approved by the Company’s shareholders for issuance under the 2001 Stock Award Plan), subject to anti-dilution and similar provisions. All of the shares available for issuance under the Restated 2001 Stock Award Plan may be issued pursuant to ISOs. The maximum aggregate number of shares for which options (ISOs and NQSOs) and SARs may be granted to any individual during any calendar year is 400,000 shares, subject to anti-dilution and similar provisions. The maximum aggregate number of shares of restricted stock and RSUs that may be granted to any individual during any calendar year is also 400,000 shares, subject to anti-dilution and similar provisions. With respect to performance awards that have a specific dollar-value target or are performance units, the maximum aggregate payout (determined as of the end of the applicable performance cycle) with respect to performance awards granted in any one calendar year to any one participant shall be $2,000,000. With respect to performance awards that are payable in shares, the maximum aggregate payout (determined as of the end of the applicable performance cycle) with respect to performance awards that may be granted to any individual during any calendar year is also 400,000 shares, subject to anti-dilution and similar provisions. The Board of Directors or the Committee may at any time amend or terminate the Restated 2001 Stock Award Plan, subject to applicable laws.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.1	Amended and Restated 2001 Stock Option and Incentive Award Plan.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AARON RENTS, INC.
	By:	/s/ James L. Cates
Date: April 10, 2009		James L. Cates
Senior Group Vice President and Corporate Secretary